     As filed with the Securities and Exchange Commission on March 28, 1997
                                                     REGISTRATION NO. 333-23619
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                         -----------------------------
                               Amendment No. 1 to


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                             DOUBLETREE CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                        DOUBLETREE CORPORATION                860762415
   (State or Other Jurisdiction         410 NORTH 44TH STREET, SUITE 700       (I.R.S. Employer
of Incorporation or Organization)            PHOENIX, ARIZONA 85008         Identification Number)
                                                 (602) 220-6666
                                       (Address, including ZIP code, and
                                      telephone number, including area code,
                                   of registrant's principal executive offices)

                                DAVID L. STIVERS
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                             DOUBLETREE CORPORATION
                        410 NORTH 44TH STREET, SUITE 700
                             PHOENIX, ARIZONA 85008
                                 (602) 220-6666
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                         -----------------------------
                                   COPIES TO:
                          KIMBERLY L. WILKINSON, ESQ.
                           RANDALL K. H. CHING, ESQ.
                                LATHAM & WATKINS
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                 (415) 391-0600
                         -----------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 28, 1997


                             DOUBLETREE CORPORATION
                         870,173 SHARES OF COMMON STOCK
                          ($0.01 PAR VALUE PER SHARE)

     This Prospectus relates to up to 870,173 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Doubletree Corporation, a Delaware corporation (the "Company"), which may be offered for sale by certain stockholders of the Company named in this Prospectus (the "Selling Stockholders"). Such sales may be effected from time to time by the Selling Stockholders through one or more underwriters, brokers, dealers or agents, and directly to one or more purchasers, in one or more transactions on the Nasdaq National Market pursuant to and in accordance with the rules of the Nasdaq National Market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear substantially all expenses of the offering of the Shares, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel for the Selling Stockholders.


     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TREE." On March 26, 1997 the last reported sale price for the Common Stock of the Company as reported on the Nasdaq National Market was $37.375.


                             ---------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this Prospectus is March _____, 1997.


                             ---------------------

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on the Nasdaq National Market and reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K");

         (b) The Company's Proxy Statement for its 1997 Annual Meeting of Stockholders; and

         (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-24392) filed on June 18, 1994.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to David L. Stivers, Senior Vice President, General Counsel and Secretary, 410 North 44th Street, Suite 700, Phoenix, Arizona 85008 (telephone number (602) 220-6666).


                           FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these projections as a result of certain factors, including the factors set forth under "Risk Factors" herein.


                                  THE COMPANY

         Doubletree Corporation (the "Company" or "Doubletree") is one of the largest full service hotel operating companies in the United States. The Company provides hotel owners with management and franchise services under its Doubletree Hotels, Doubletree Guest Suites, Doubletree Club Hotels and Club Hotels by Doubletree brand names, as well as management services for other non-Doubletree brand hotels. The principal executive offices of the Company are located at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008, telephone (602) 220-6666.

         For a more detailed discussion of the business and properties of the Company, see the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference herein.


                                  RISK FACTORS

         In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in or incorporated by reference in this Prospectus.

COMPETITION FOR AND DEPENDENCE ON MANAGEMENT CONTRACTS AND FRANCHISE AGREEMENTS; COMPETITION FOR GUESTS

         Competition for management contracts, leases and franchise agreements in the lodging industry is intense. The Company will compete with national and regional brand franchisers and management companies, some of which have greater name recognition and greater financial resources than the Company. In addition, smaller hotel management companies compete against the Company. The Company believes that the Company's ability to secure management contracts, leases or franchise agreements will be based principally upon the perceived value and quality of the Company's management services, brand name and the potential economic advantages to the hotel owner of retaining the Company's management services or brand names. The Company believes that the perceived value of a brand name to a hotel owner is in part a function of the success of the hotels currently under management. Competitive factors also include relationships with hotel owners and investors, marketing support, reservation system capacity and the willingness to make debt and equity investments (collectively, "Investments") in connection with new management contracts and leases. No assurance can be given that the Company will be successful in retaining current, or competing for additional, management contracts, leases or franchise agreements.

         Competition for guests in the lodging industry is also intense. Competitive factors in the industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. The Company's hotels will be located in areas that generally contain numerous other competitors, some of which have greater name recognition and greater financial resources than the Company. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locales in which the Company's hotels are located. Further, there can be no assurance that new or existing competitors will not significantly lower rates, offer greater convenience, services or amenities, or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's ability to attract guests.


RISK OF CONTRACT TURNOVER

         Management contracts, leases and franchise agreements will be acquired, terminated and renegotiated in the ordinary course of the Company's business. Many of the management contracts and leases to which the Company is a party may be terminated by the owner of the hotel property if the Company fails to meet certain performance standards, or in the event of a change in control of the property through sale or foreclosure, or otherwise. In the event of a termination other than for performance, many contracts require the hotel owner to pay a termination fee, which may be more or less than the book value, if any, of the contract asset. If the Company loses a capitalized management contract, lease or franchise agreement, the Company will record a write-off of the remaining book value (less any termination fee received) of such management contract, lease or franchise agreement, which could have a material adverse effect on the Company's results of operations and financial condition.


         Ownership of individual hotels and hotel portfolios change from time to time, and management and hotel brands may be changed concurrently. Historically, the Company has been successful in retaining management contracts, leases or franchise agreements in the majority of cases, because of its operating performance and competitive advantages. During 1996, four hotels managed by the Company and five Doubletree franchised hotels were sold to new owners which did not retain the Company's services. None of these terminations resulted in a material loss to the Company. One Doubletree franchised hotel changed brands in connection with the hotel owner's acquisition of another hotel management company. In addition, two hotels managed by the Company and two franchised hotels were lost to the Company due to geographical conflicts which arose in connection with the acquisition of all the outstanding stock of Red Lion Hotels, Inc. ("Red Lion") thereby making Red Lion a wholly-owned subsidiary of the Company ("Red Lion Acquisition"). In 1996, excluding the acquisitions of RFS, Inc., a privately held hotel operator ("RFS Management"), and Red Lion, the Company increased its number of hotels and aggregate room count (net of the above terminations) by 21% and 18%, respectively.

DEPENDENCE ON CERTAIN HOTEL OWNERS


         The Company manages hotels for, leases hotels from and franchises its brands to (i) certain affiliates of two of its original stockholders, GE Investment Hotel Partners I, Limited Partnership ("GEHOP") and Metropolitan Life Insurance Company ("Metropolitan"), (ii) affiliates of certain of its directors and (iii) other major hotel investors. At December 31, 1996, affiliates of GEHOP and Metropolitan owned interests in 12 and eight hotels, respectively, that were managed or leased by the Company. On the same date, the Company managed two hotels owned directly or indirectly by affiliates of Norman B. Leventhal, a director of the Company. In addition, the Company leases from Red Lion, a California Limited Partnership (the "Partnership"), which at March 1, 1996 owned 9.8% of the Company's outstanding Common Stock, 17 hotels (the "Red Lion Leased Hotels") pursuant to a long-term lease with the Partnership (the "Partnership Lease"). Mr. Michael Michelson, a director and stockholder of RLA-GP, Inc. ("RLA"), the general partner of the Partnership, and Edward Gilhuly, a director and officer of RLA, are members of the Doubletree Board of Directors. While the Company believes the terms of the Partnership Lease are fair to the Company and the Partnership, those terms were not negotiated on an arms-length basis. At December 31, 1996, the Company also leased 56 hotels (52 of which it managed) pursuant to long-term leases (the "Percentage Leases") from the Landlord, of which RFS Hotel Investors, Inc. (the "REIT") is the sole general partner and 98.6% owner.


         Although the Company believes that it has satisfactory relationships with these respective hotel owners, no assurance can be given that the Company's relationship with these owners will remain satisfactory. In addition, the Company's growth opportunities are dependent in part on its ability to maintain satisfactory relationships with these and other institutional hotel investors, and therefore the failure of the Company to maintain any of these relationships could have a material adverse effect on the Company's results of operation and financial condition or its ability to expand its portfolio of hotels under management or franchise.


RISKS ASSOCIATED WITH EXPANSION

         A major focus of the Company's growth strategy will be to add significantly to its portfolio of hotels through the acquisition of management contracts, leases and franchise agreements, individually or in groups, including through the acquisition of hotel management companies. There can be no assurance that the Company will be able to obtain new contracts, leases and franchise agreements, that such contracts, leases and franchise agreements will be profitable, or that the Company's systems, procedures and controls and management, financial and other resources, will be adequate to support such expansion.

         There can be no assurance that the Company will be able to integrate successfully new hotels, new hotel products or new hotel management company acquisitions into its operations, that new hotels, new hotel products or new hotel management company acquisitions will achieve revenue and profitability levels comparable to the Company's existing hotels or that the combined business will be profitable. Hotels being operated under newly acquired management contracts or lease agreements, may begin with lower occupancy and room rates. Furthermore, the Company's expansion within its existing markets could adversely affect the financial performance of the Company's existing hotels or its overall results of operations. Expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management or its management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Company's business.


RISKS ASSOCIATED WITH OWNING AND LEASING REAL ESTATE


         As of December 31, 1996, the Company leased 82 hotels, owned 18 hotels and owned at least a 50% joint venture interest in eight hotels. As a result, the Company will be subject to varying degrees of risk generally related to leasing and owning real estate. In addition to general risks related to the lodging industry, these risks include, among others, liability for long-term lease obligations, changes in national, regional and local economic conditions, inflation and its effect on operating costs, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. Moreover, real estate investments are relatively illiquid, which means that the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited. Historically, the Company has earned management fees based on a percentage of specified hotel revenues and its risk has been limited to the extent of its management fee. However, lease terms typically require the payment of a fixed monthly base rent regardless of the performance of the hotel leased, in addition to a variable rent based on a percentage of revenues.



         The majority of the hotels that will be leased by the Company will be leased from the REIT pursuant to the Percentage Leases and the Partnership pursuant to the Partnership Lease. Each of the Percentage Leases and the Partnership Lease is a "triple net" lease which requires the lessee to maintain the leased hotel in good condition and repair and in conformity with all applicable legal requirements and to make, or cause to be made, all items of maintenance, repair, replacement and alteration to the leased hotel as necessary for such purpose. The Percentage Leases, the Partnership Lease and any other leases pursuant to which the Company is the lessee will expose the Company to the risk that the hotels covered by such leases will not generate sufficient revenues to meet the Company's lease and other obligations.


         In addition to provisions generally included in "triple net" leases, the Percentage Leases contain, among other things, a cross-default provision for events of default under any Percentage Lease acquired as part of the acquisition of RFS Management by the Company. This cross-default provision could result in additional leverage in favor of the REIT in the event of a dispute between the Company and the REIT. The Percentage Leases also require the Company to continue to make rental payments and to pay all other charges required under the lease for up to six months if a hotel is substantially damaged or destroyed and to indemnify the REIT from and against a number of liabilities, costs and expenses. The REIT has retained the right to sell one or more of the hotels subject to the Percentage Leases and to terminate the Percentage Leases relating to such hotels, provided that in connection with any such termination the REIT pays the Company the fair market value of such lease or offers to lease to the Company a substitute hotel under a lease with a fair market value equal to that of the lease being terminated.


         The Partnership Lease requires, among other things, the Company to pay substantially all expenses associated with the operation of the Red Lion Leased Hotels, including all ground lease expenses, real estate taxes, insurance, utilities and services. The Partnership has the right to sell one or more of the Red Lion Leased Hotels, subject to the terms of the Partnership Lease.
Upon any sale of a
hotel by the Partnership, the hotel would be leased under a stand alone lease which would be modified to provide, among other things, for a calculation of additional rent based on the Gross Revenues (as defined in the Partnership Lease) of that hotel alone. The Partnership has informed the Company that it has entered into an agreement to sell the Red Lion Leased Hotels to a third party buyer. The Partnership has acknowledged in writing the Company's intention to change the name of each of the Red Lion Leased Hotels to a Doubletree brand name and has confirmed that such action would not constitute a breach of the Partnership Lease. Red Lion has agreed to fully indemnify the Partnership and its affiliates for any matter arising by reason of or in connection with the leasing, use, non- use, occupancy, management or operation of each of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease, including environmental matters. The Company has guaranteed these indemnification obligations.


INVESTMENT LOSSES; RISKS ASSOCIATED WITH JOINT VENTURES; CONTINGENT LIABILITIES


         The Company makes selective Investments in the underlying hotels that it leases or manages as a means of obtaining and enhancing the profitability of its leases or management contracts. For many of these same purposes, the Company may make or guarantee loans to hotel owners for renovations, acquisitions, conversions, or working capital, among other things. Such loans or loan guarantees are typically nonrecourse other than to the hotel property and if secured, are subordinate. The Company may make Investments in hotels in a variety of forms, including through partnerships, corporations and limited liability companies, which typically are minority and illiquid positions. As a result of the Red Lion Acquisition, the Company will now be required to invest substantially in the renovation and general upkeep of its owned hotels and the hotels in which it has a controlling joint venture interest. The Company may also make guarantees of hotel performance to an owner, which guarantees normally are limited in time or amount. The Company may also make payments directly to the hotel owner, normally in consideration of special financial or other accommodations to the Company in management contract terms and conditions, which payments are capitalized and amortized. The Company believes that such Investments better align its interests with those of the hotel owners and provide a competitive advantage in acquiring and maintaining management of hotels over management companies which do not make investments; however, such Investments and commitments often are characterized by enhanced risk.


         Investments in joint venture arrangements to acquire or develop additional hotels may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotels owned by the joint venture to additional risk. Although the Company will seek to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could, in certain circumstances, become liable for such partner's share of joint venture liabilities.

         In addition, each corporate subsidiary of the Company which serves as a general partner will be liable for the obligations of the partnership or joint venture it manages. Although the Company believes that it is not responsible for the liabilities of these subsidiaries, no assurance can be given that the Company would not be found liable for its subsidiaries' obligations nor that it would not be required to pay substantial sums to satisfy its subsidiaries' obligations.

RISKS ASSOCIATED WITH NEW CONSTRUCTION


         The Company, through its owned hotels and the hotels in which it has a controlling joint venture or partnership interest, is involved in the construction or renovations of certain hotels. Any construction project entails significant construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if they occurred could delay construction or result in a substantial increase in costs of the construction of new hotels.



         The opening of newly constructed hotels is contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits, health and safety permits and liquor licenses. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. There can be no assurance that the necessary permits, licenses and approvals for the construction and operation of the new hotels will be obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame.



RISKS ASSOCIATED WITH THE LODGING INDUSTRY

         The lodging industry may be adversely affected by changes in economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in demand for hotel space in an area, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Room supply and demand historically have been sensitive to shifts in GNP growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the industry in the mid and late 1980s, when approximately 500,000 rooms were added, resulted in an oversupply of rooms. This oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues.


FLUCTUATIONS IN OPERATING RESULTS

         The lodging industry is seasonal in nature with the second and third quarters generally accounting for a greater portion of annual revenues than the first and fourth quarters. Quarterly earnings may be adversely affected by events beyond the Company's control such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management contracts, leases or franchise agreements, the timing of achieving incremental revenues from new contracts, leases or franchise agreements and the realization of a gain or loss upon the sale of hotels in which the Company has an equity interest may also adversely impact earnings comparisons.

DEPENDENCE ON KEY EMPLOYEES


         The success of the Company is dependent in part upon its executive officers, the loss of whose services could have a material adverse effect on the Company's business and future obligations. The Company has entered into an agreement with Mr. Richard M. Kelleher, President and Chief Executive Officer of the Company and DHC providing for certain payments upon severance. The Company has not entered into other employment agreements with its executive officers.



GOVERNMENT REGULATIONS



         The hotel industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. Also, the Company and its customers are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Company is also subject to federal regulations and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and termination or nonrenewal of a franchise. Some states require that certain materials be approved before franchises can be offered or sold in that state. The failure to obtain or retain liquor licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. The Company believes that the hotels that it owns or that are under its management are substantially in compliance with these requirements; however, a determination that such hotels are not in compliance with the ADA could result in the imposition of fines, an award of damages to private litigants or significant expense to the Company in bringing these hotels into compliance. These and other initiatives could adversely affect the Company as well as the hotel industry in general.



ENVIRONMENTAL REGULATIONS


         Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.
In connection with the ownership or operation of hotels, including properties managed, leased or franchised by the Company, the Company may be potentially liable for any such costs; there can be no assurance that there are no environmental liabilities or claims of which the Company is unaware or that the current condition of the Company's properties have not been or will not be affected by the historical or current uses of such properties or the activities in the vicinity of such properties or that liability resulting from non-compliance or other claims relating to environmental matters will not have a material adverse effect on the Company.



         Some of the Red Lion properties are on, adjacent to or near properties that have contained in the past or currently contain underground storage tanks and/or above-ground storage tanks used to store petroleum products or other hazardous or toxic substances. Monitoring wells have been installed at some of these sites. In addition, certain of the Red Lion properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances into the soil or groundwater. One of the Red Lion hotels is located on property that was used as a landfill. The state agency responsible for oversight of potentially contaminated properties has determined the leachate from the landfill has contaminated groundwater, and the state agency has placed the landfill on the list of sites where a release of hazardous substances has been confirmed. Although the state agency has not placed the landfill on the list of sites requiring investigation or remediation, there can be no assurance that the Company will not be required in the future to investigate or remediate any contamination resulting from the landfill.



        Pursuant to the Partnership Lease, the Partnership and its affiliates are indemnified for any matter arising by reason of or in connection with the leasing, use, non-use, occupancy, management or operation of each of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease, including violations of Environmental Laws, discharges, disposal or releases of Hazardous Materials, presence of Hazardous Materials, including any which are the result of off-site migration onto the Red Lion Leased Hotels, and certain exposures to Hazardous Materials (as such terms are defined in the Partnership Lease) which exist at or are released from any of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease. Such indemnities will survive the termination of the Partnership Lease. In addition, the Partnership and its affiliates are indemnified by Red Lion from and against any and all liabilities, costs, losses and damages (including, without limitation, interest, penalties and costs of mitigation) incurred in connection with any environmental laws arising out of any event or condition relating to the assets, liabilities and businesses contributed by the Partnership in the formation of Red Lion. Pursuant to a partnership services agreement, Doubletree has agreed to guarantee Red Lion's indemnity obligation to the Partnership following the effective time of the Red Lion Acquisition.


         The Landlord has indemnified RFS Management against undisclosed matters and certain environmental liabilities, other than liabilities caused by RFS Management's acts or grossly negligent failures to act. Based on Doubletree's current assessment of expenses and actions which may be required, Doubletree does not believe its liability (if any) with respect to environmental matters, individually or in the aggregate, will be material to its financial condition, results of operations, or liquidity. However, because of uncertainties associated with environmental assessment, remediation and liability determination, no assurance can be given that Doubletree will not incur material environmental expense in the future.


POTENTIAL CONFLICTS OF INTEREST

         Certain affiliates of the Company are parties to management contracts, leases and franchise agreements and other business arrangements with the Company. These relationships, coupled with such parties' ownership of the Company's Common Stock and their representation on the Company's Board of Directors, could give rise to conflicts of interest. The Company believes that its contracts with these persons are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties. There can be no assurance that these parties will continue to transact business with the Company or that they will not attempt to utilize their ownership positions and contractual rights with the Company to influence the terms on which they transact business with the Company in the future. The Company has a policy requiring any material transaction or agreement with a related party be approved by a majority of the directors not interested in such transaction or agreement.


SIGNIFICANT STOCKHOLDERS


         At March 1, 1997, GE Investment Management Incorporated ("GEIM") and General Electric Pension Trust ("GEPT") (collectively, the "GEI Entities") beneficially owned an aggregate of approximately 23.0% and the Partnership owned approximately 9.8% of the total outstanding shares of Doubletree Common Stock. In addition, two members of the Board of Directors of Doubletree are associated with the GEI Entities, and Messrs. Michelson and Gilhuly were designated to the Company's Board by the Partnership. By virtue of their representation on the Board of Directors of Doubletree and ownership of Doubletree Common Stock, such significant stockholders can be expected to have substantial influence over the Company.



ANTI-TAKEOVER PROVISIONS

         The Board of Directors of the Company has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company currently has no plans to issue shares of preferred stock. In addition, the provision in the certificate of incorporation of the Company which requires the vote of at least 80% of the outstanding shares of the Company's Common Stock for certain amendments to the certificate of incorporation could hinder a third party's ability to acquire control of the Company.


PRICE VOLATILITY

         The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Company's Common Stock.

                            THE SELLING STOCKHOLDERS

         In February 1996, Doubletree significantly expanded its portfolio of non-Doubletree brand hotels with the acquisition of RFS Management. In consideration for the purchase of their equity interests in RFS Management by the Company, the Selling Stockholders received their Shares in the Company. In connection with such purchase, the Company agreed to file a registration statement with the Commission covering the Shares issued to each Selling Stockholder and to indemnify each Selling Stockholder against claims made against them arising out of, among other things, statements made in such registration statement. The Company has agreed to cause this registration statement to remain effective until April 29, 1997.

         The following table provides certain information with respect to the Shares held and to be offered under this Prospectus from time to time by each Selling Stockholder. Because the Selling Stockholders may sell all or part of their Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by each Selling Stockholder upon termination of this Offering. See "Plan of Distribution."

                                    Number of Shares               Number of Shares
        Name                     Owned Prior to Offering            Being Offered
        ----                     -----------------------            --------------
William S. Solmson                        12,671                        12,671
Richard T. Gadomski                       24,355                        24,355
Edward Goldstein                          12,671                        12,671
James Gordon                               2,815                         2,815
Morris Kriger                             12,740                        12,740
Robert Nance                              12,671                        12,671
Melville J. Seessel                       25,342                        25,342
Harry B. Solmson                          13,400                        13,400
Thomas J. Ricketts                         4,224                         4,224
Robert W. Newman                          23,933                        23,933
John M. Whitaker                          23,933                        23,933
H. Lance Forsdick, Jr.                     5,631                         5,631
Michael J. Pascal                         16,932                        16,932
Raymond Terry, III                        19,748                        19,748
Robert M. Solmson                        442,073                       225,000
Jackie Solmson                            22,526                        15,000
Kimberly Solmson                          21,155                        15,000
Todd Solmson                              21,155                        15,000
H. Lance Forsdick, Sr.                   512,465                       360,000
J. William Lovelace                       14,116                        14,116
Beth Hunt                                 11,085                         4,997
Larry Russell                             11,085                         4,997
Tom Reid                                  11,085                         4,997
                                       ---------                       -------
        Total                          1,277,811                       870,173
                                       =========                       =======

         Each of the foregoing Selling Stockholders was a stockholder of RFS Management prior to the Company's acquisition of RFS Management. In addition, Raymond Terry, III is the President of RFS Management, Tom Reid is the Vice President of RFS Management and Lawrence A. Russell is the Secretary of RFS Management. RFS Management is a wholly-owned subsidiary of the Company. Robert
M. Solmson, Morris Kriger and H. Lance Forsdick, Sr. were officers and directors of RFS Management prior to the Company's acquisition of RFS Management. None of the other Selling Stockholders is an officer or director of RFS Management or the Company. Except as otherwise noted above, the Company is unaware of any material relationship between any of the Selling Stockholders and the Company in the past three years other than as a result of the ownership of the Shares and the acquisition of RFS Management.



                              PLAN OF DISTRIBUTION


         The Selling Stockholders or their pledges, donees, transferees or other successors in interest may offer Shares from time to time, but may not offer Shares after April 29, 1997 pursuant to this shelf Registration Statement, depending on market conditions and other factors, in one or more transactions on the Nasdaq National Market or other national securities exchanges on which the Shares are traded, in the over the counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event the Selling Stockholders engage an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.


         In addition, the Selling Stockholders may from time to time sell shares in transactions under Rule 144 promulgated under the Securities Act.

         Pursuant to the Second Amendment to the Incorporation and Registration Rights Agreement, dated as of February 27, 1996, as amended, by and between the Company and certain stockholders of the Company, the Company will pay substantially all registration expenses in connection with the Shares upon the written request of the Selling Stockholders, and the Selling Stockholders will pay (i) any fees or disbursements of counsel to the Selling Stockholders and
(ii) all underwriting discounts and commissions and transfer taxes, if any, and other fees, costs and expenses of the Selling Stockholders relating to the sale or disposition of the Selling Stockholders' Shares. The Company has agreed to indemnify the

Selling Stockholders and any other person who sells Shares pursuant to this Prospectus, and any officer, director or agent of such person, against certain civil liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California.


                                    EXPERTS

         The consolidated financial statements and schedule of Doubletree Corporation and subsidiaries, as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================

NO DEALER, SALES PERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREAFTER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Available Information . . . . . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Information by Reference . . . . . . . . .     2
Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . .     3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
The Selling Stockholders  . . . . . . . . . . . . . . . . . . . . .     12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .     13
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14


                             ---------------------

==============================================================================



                                 870,173 SHARES



                             DOUBLETREE CORPORATION


                                  COMMON STOCK



                             ---------------------
                                   PROSPECTUS
                             ---------------------




                                March ___, 1997



===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses relating to the registration of the Shares will be borne by the Company. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

     Securities Act Registration Fee  . . . . . . . . . . . . .    $ 9,743
     Legal Fees and Expenses (other than Blue Sky)  . . . . . .     20,000
     Accounting Fees and Expenses . . . . . . . . . . . . . . .      2,500
     Blue Sky Fees and Expenses . . . . . . . . . . . . . . . .      2,000
     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .      1,885
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . .    $36,128
                                                                   =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware law"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

         In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his or her capacity as a director, officer, employee and/or agent of the corporation of which he or she is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer will be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company.

         To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

ITEM 16.  EXHIBITS.

         The following documents are filed as part of this Registration
Statement.


EXHIBIT NUMBER                                             DESCRIPTION
--------------                                             -----------
      3.1             Certificate of Incorporation of Doubletree Corporation (Previously filed by the
                      Registrant in Registration Statement No. 33-79188 and incorporated herein by reference).

      3.2             By-Laws of Doubletree Corporation (Previously filed by the Registrant in
                      Registration Statement No. 33-79188 and incorporated herein by reference).

      3.3             First Amendment of By-Laws of Doubletree Corporation, dated as of June 30, 1994
                      (Previously filed by the Registrant in it Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

      5.1*            Opinion of Latham & Watkins.

     23.1*            Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

     23.2             Consent of KPMG Peat Marwick LLP.

     24.1*            Powers of Attorney.



          * Previously filed.


ITEM 17.  UNDERTAKINGS.

(a)       The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 28th day of March, 1997.


                                      DOUBLETREE CORPORATION
                                      a Delaware corporation



                                      By:  /s/ RICHARD M. KELLEHER
                                           -------------------------------------
                                           Richard M. Kelleher
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                            Title                    Date
          ---------                            -----                    ----
              *                      Co-Chairman of the Board      March 28, 1997
 -----------------------------             and Director
      Richard J. Ferris

              *                      Co-Chairman of the Board      March 28, 1997
 -----------------------------             and Director
     Peter V. Ueberroth

   /s/ RICHARD M. KELLEHER                  President,             March 28, 1997
 -----------------------------        Chief Executive Officer
     Richard M. Kelleher                   and Director
                                   (Principal Executive Officer)


   /s/ WILLIAM L. PEROCCHI           Executive Vice President,     March 28, 1997
 -----------------------------        Chief Financial Officer
     William L. Perocchi                   and Treasurer
                                     (Principal Financial and
                                        Accounting Officer)

              *                              Director              March 28, 1997
 -----------------------------
       William R. Fatt

              *                              Director              March 28, 1997
 -----------------------------
        Dale F. Frey

            *                   Director           March 28, 1997
---------------------------
     Ronald K. Gamey

            *                   Director           March 28, 1997
---------------------------
    Edward A. Gilhuly

            *                   Director           March 28, 1997
---------------------------
   Norman B. Leventhal

            *                   Director           March 28, 1997
---------------------------
  Michael W. Michelson

            *                   Director           March 28, 1997
---------------------------
      John H. Myers

*By  /s/ DAVID L. STIVERS
     ----------------------
     David L. Stivers
     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
------                                   -----------
  3.1     Certificate of Incorporation of Doubletree Corporation (Previously filed by the Registrant in Registration Statement No. 33-79188 and incorporated herein by reference).

  3.2     By-Laws of Doubletree Corporation (Previously filed by the Registrant in
          Registration Statement No. 33-79188 and incorporated herein by reference).

  3.3     First Amendment of By-Laws of Doubletree Corporation, dated as of June 30,
          1994 (Previously filed by the Registrant in it Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

  5.1*    Opinion of Latham & Watkins.

 23.1*    Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

 23.2     Consent of KPMG Peat Marwick LLP.

 24.1*    Powers of Attorney.



     * Previously filed.